Exhibit 99.1

CITI REPORTS FIRST QUARTER REVENUES OF $24.8 BILLION

NET INCOME OF $1.6 BILLION, LOSS PER SHARE OF $0.18

POSITIVE EPS EXCLUDING THE $0.24 IMPACT OF RESETTING THE CONVERSION PRICE
OF CERTAIN PREFERRED SHARES

NET INCOME PRIMARILY DRIVEN BY IMPROVED PERFORMANCE IN INSTITUTIONAL
CLIENTS GROUP AND CONTINUED EXPENSE REDUCTIONS

New York, NY, April 17, 2009 — Citigroup Inc. (NYSE: C) today reported net income for the first quarter of 2009 of $1.6 billion and a loss per share of $0.18, based on 5,385 million shares outstanding.  Revenues of $24.8 billion were driven by strong results in the Institutional Clients Group, partially offset by net write-downs.  Results also include $7.3 billion in net credit losses and a $2.7 billion net loan loss reserve build.

The $0.18 loss per share reflected the reset in January 2009 of the conversion price of the $12.5 billion convertible preferred stock issued in a private offering in January 2008.  This did not have an impact on net income but resulted in a reduction to income available to common shareholders of $1.3 billion or $0.24 per share.  Without this reduction, earnings per share were positive.  The loss per share also reflected preferred stock dividends, which did not impact net income but reduced income available to common shareholders by $1.3 billion.

Key Items

•                  Total revenues of $24.8 billion were up 99% compared to the first quarter of 2008, with sequential improvement across all regions.

•                  Net interest margin of 3.30% increased 50 and 8 basis points versus the first and fourth quarter 2008, respectively.

•                  Operating expenses were down $3.7 billion, or 23%, since the first quarter 2008.

•                  Headcount reduced by approximately 13,000 since the fourth quarter 2008 to 309,000 and approximately 65,000 since peak levels.

•                  Tier 1 capital ratio was approximately 11.8% versus 7.7% in the first quarter 2008.

•                  Deposit base remained relatively stable at $763 billion compared to the fourth quarter 2008, despite the challenging environment.  Deposits declined 8% since the first quarter 2008, due to the sale of the German retail banking operations and the impact of foreign exchange.  U.S. deposits increased $8 billion sequentially and $28 billion year-over-year.

•                  Closed sale of remaining Redecard position for an after-tax gain of $704 million.

Management Comment

“Our results this quarter reflect the strength of Citi’s franchise and we are pleased with our performance.  With revenues of nearly $25 billion and net income of $1.6 billion, we had our best overall quarter since the second quarter of 2007,” said Vikram Pandit, Chief Executive Officer of Citi.

“The clear message from this quarter is that our clients remain engaged.  Citi is a unique franchise in global financial services.  We offer more services in more places around the globe than anyone, which our clients have long recognized.  Despite the challenges we have faced this past year, they remain closely engaged with us.

“As strong as our franchise is, we have been taking steps to strengthen it further.  We have lowered risk and dramatically reduced the problem legacy assets that have caused many of our losses.  We have meaningfully lowered expenses and headcount and improved efficiency.  We have also increased our capital base.

“Additionally, we continued to extend significant amounts of credit to U.S. consumers and continued to focus on supporting the U.S. housing market.  Since October 2008, we successfully worked with borrowers, with combined mortgages totaling approximately $13.5 billion, to avoid potential foreclosure and were able to keep more than 9 out of 10 distressed borrowers with Citi mortgages we own in their homes.  Also since October 2008, our U.S. Cards business has worked with over 820,000 consumers to help them manage their credit card debt through a variety of forbearance programs.

“While we and the industry face challenges in the coming quarters as we work through the weak economy, we will remain focused on strengthening the Citi franchise.  We will continue to reduce our legacy risk, aggressively manage expenses and improve efficiency.  Most importantly, we will continue to engage our clients with what I believe to be the most talented team of people in financial services today.

“As a final note, I want to personally thank all Citi employees around the world who are the foundation of Citi’s success.  Their continued tireless efforts on behalf of our clients underscore their dedication.  Despite the challenges of the past year, I remain confident that Citi will emerge from the financial crisis as one of the strongest franchises in financial services,” said Pandit.

Citi Results

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars, except EPS)	2009	2008	Change	2009	2008	Change
Global Cards	$5,765	$6,379	(10)%	$417	$1,226	(66)%
Global Cards (Managed)	8,217	7,989	3%
Consumer Banking	6,402	7,791	(18)	(1,226)	52	NM
Institutional Clients Group	9,507	(4,958)	NM	2,833	(6,357)	NM
Global Wealth Management	2,619	3,279	(20)	261	294	(11)
Corporate/Other	496	(50)	NM	(675)	(462)	(46)
Total Citi From Continuing Operations	$24,789	$12,441	99%	$1,610	$(5,247)	NM
Discontinued Operations				(33)	115
Minority Interest				(16)	(21)
Total Citi				$1,593	$(5,111)	NM

North America	$10,806	$2,380	NM	$(1,345)	$(5,586)	76%
Europe, Middle East and Africa	5,721	1,588	NM	1,802	(1,159)	NM
Latin America	3,957	3,936	1	1,183	1,195	(1)
Asia	3,809	4,587	(17)	645	765	(16)
Corporate/Other	496	(50)	NM	(675)	(462)	(46)
Total Citi From Continuing Operations	$24,789	$12,441	99%	$1,610	$(5,247)	NM
Discontinued Operations				(33)	115
Minority Interest				(16)	(21)
Total Citi				$1,593	$(5,111)	NM
Preferred Stock Dividends				(1,221)	(83)
Amortization of the TARP warrants discount				(53)	—
Reset of Convertible Preferred Stock				(1,285)	—
Income Available to Common Shareholders				(966)	(5,194)	81%
Earnings per Share from Continuing Operations				$(0.18)	$(1.06)	83%
Earnings per Share				$(0.18)	$(1.03)	83%

NM   Not Meaningful.

FIRST QUARTER SUMMARY

•                  Revenues were $24.8 billion, approximately double those of the prior-year period.  Strong trading results and lower net write-downs in Securities and Banking drove revenues.  The difficult economic environment continued to have a negative impact on all other businesses.

—           Global Cards GAAP revenues declined 10%, mainly due to higher credit losses flowing through the securitization trusts in North America.  On a managed basis, Global Cards revenues grew 3% and North America increased 6%.  Revenues in the current quarter included a $1.1 billion pre-tax gain on the sale of Redecard shares.  The prior-year period included a $439 million gain on Visa shares and a $663 million gain on the sale of Redecard shares.

—           Consumer Banking revenues declined 18%, driven by a 42% decline in investment sales, the impact from foreign exchange changes on non-U.S. dollar revenues as they are converted to U.S. dollars for reporting purposes (“impact of foreign exchange”), lower volumes, and spread compression.

—           In the Institutional Clients Group, Securities and Banking revenues were $7.2 billion, mainly due to strong trading results, partially offset by net write-downs and losses of $2.2 billion (see detail in Schedule B).

—           Transaction Services revenues declined 1% to $2.3 billion, and average deposits and other customer liability balances declined 2%.  Growth in both revenues and deposits, driven by double-digit growth in North America and strong growth in EMEA, was more than offset by the impact of foreign exchange.

—           Global Wealth Management revenues declined 20%, reflecting the adverse impact of market conditions on capital markets and investment revenues across all regions.  The revenue decline was partially offset by higher banking revenues, driven by the bank deposit program.

—           Citi adopted FASB’s recent rule changes regarding fair valuation (FAS 157) and other than temporary impairments (FAS 115).  The adoption of the changes to FAS 157 had no impact on Citi’s financial results.  The adoption of the changes to FAS 115 resulted in approximately $631 million pre-tax of lower impairment charges recorded in revenue in the current quarter.  Additionally, the cumulative effect of the changes to FAS 115, which did not impact revenues, led to a $413 million after-tax increase in retained earnings and an offset in other comprehensive income on the balance sheet.

•                  Operating expenses were $12.1 billion, down 23%, reflecting benefits from ongoing re-engineering efforts, the impact of foreign exchange, and a $250 million litigation reserve release.  Expenses in the prior-year period included $626 million of net charges (see detail in Schedule D).  Excluding those items, as well as the litigation release in the current quarter, expenses declined 19%.

•                  Credit costs of $10.3 billion, up 76%, consisted of $7.3 billion in net credit losses, a $2.7 billion net loan loss reserve build, and $332 million of policyholder benefits and claims.  Net credit losses increased $3.6 billion, primarily driven by Consumer Banking and Cards in North America, and Securities and Banking.  The incremental net loan loss reserve build of $754 million was mainly driven by Global Cards and Securities and Banking.  The total allowance for loans, leases and unfunded lending commitments was $32.7 billion.

•                  Taxes.  The effective tax rate on continuing operations was 32.8% versus 42.9% in the prior-year period.  The current quarter included a $110 million tax benefit related to the resolution of certain issues in an IRS audit.

•                  Capital Position.  On January 15, 2009, Citi issued $7.1 billion of preferred stock and a warrant to purchase common stock to the U.S. Treasury and the FDIC as consideration for the loss-sharing agreement on a $301 billion portfolio of assets (valued as of November 21, 2008).  Of the issuance, $3.6 billion was treated as Tier 1 Capital for regulatory purposes.  The Tier 1 capital ratio was approximately 11.8% versus 7.7% in the first quarter of 2008 and 11.9% in the fourth quarter of 2008.  The sequential decline in the Tier 1 capital ratio was largely due to the consolidation of $82 billion of card-related securitization assets for regulatory capital purposes, largely offset by higher Tier 1 capital and a reduction in other risk-weighted assets.

GLOBAL CARDS

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2009	2008	Change	2009	2008	Change
North America	$2,775	$3,343	(17)%	$(209)	$537	NM
Europe, Middle East and Africa	492	585	(16)	(65)	42	NM
Latin America	1,950	1,776	10	669	516	30
Asia	548	675	(19)	22	131	(83)
Total Global Cards	$5,765	$6,379	(10)%	$417	$1,226	(66)%

NM   Not Meaningful.

	First Quarter Revenues		%
(In Millions of Dollars)	2009	2008	Change
North America GAAP Revenues	$2,775	$3,343	(17)%
Impact of Securitization Activity	2,452	1,610	52
North America Managed Revenues	$5,227	$4,953	6%

NM   Not Meaningful.

•                  Revenues

—           Global Cards GAAP revenues declined 10%, mainly due to higher credit losses flowing through the securitization trusts in North America.  Revenues in the current quarter included a $1.1 billion gain on the sale of Redecard shares.  The prior-year period included a $439 million gain on Visa shares and a $663 million gain on the sale of Redecard shares.  Global Cards managed revenues grew 3%.

—           Average managed loans declined 7%, due to lower purchase sales across most regions and the impact of foreign exchange.

—           In North America, GAAP revenues declined 17% as lower securitization revenues primarily reflected the impact of higher credit losses in the securitization trusts.  Managed revenues increased 6%, driven by a 252 basis point increase in the managed net interest margin to 12.61%, partially offset by the absence of a prior-year gain on Visa shares of $349 million.  The improvement in the managed net interest margin was a result of higher interest and fee revenues from higher revolving balances and pricing actions, and lower cost of funds.  Purchase sales declined 18% reflecting a continued decline in discretionary and non-discretionary consumer spending.  Average managed loans declined 4% due to lower purchase sales and balance transfer volumes, partially offset by a decline in payment rates.

—           In EMEA, revenues declined 16%, as a 50 basis point expansion in net interest margin was more than offset by the impact of foreign exchange.  Purchase sales were down 27%, reflecting the impact of foreign exchange and lower consumer spending.  Average loans declined 15%, as the effect of higher revolve rates was more than offset by the impact of foreign exchange.

—           In Latin America, revenues increased 10% driven by the $1.1 billion pre-tax gain on the sale of Redecard shares in the current quarter, compared to a $663 million gain in the prior-year period.  Excluding the sale of Redecard shares from both periods, revenues declined 25%, driven by the impact of foreign exchange, and a 236 basis point decline in net interest margin.  The decline in net interest margin was mainly due to higher interest reversals from restructured loans.  Purchase sales and average loans declined 28% and 23%, respectively, reflecting the impact of foreign exchange and lower consumer spending.

—           In Asia, revenues declined 19%, as continued growth in revenues was more than offset by the impact of foreign exchange and the absence of an $81 million gain on Visa shares in the prior-year period.  Purchase sales were down 20% reflecting the impact of foreign exchange and lower consumer spending.  Average loans declined 9% as growth in loans was more than offset by the impact of foreign exchange.

•                  Expenses

—           Expenses declined 15%, primarily due to lower marketing costs, lower compensation due to headcount reductions, benefits from re-engineering efforts, and the impact of foreign exchange.  Expenses in the prior-year period included a net benefit of $172 million for a Visa-related litigation reserve release and a benefit related to a legal vehicle restructuring in Mexico, partially offset by repositioning charges.

•                  Credit Costs

—           In North America, the 91% increase in credit costs was a result of higher net credit losses, up 81% or $498 million, and a $342 million incremental net loan loss reserve build.  Continued weakening of leading credit indicators and trends in the macro-economic environment, including rising unemployment, higher bankruptcy filings and the housing market downturn, drove higher credit costs.  Credit costs also reflected a significant increase in delinquencies, as well as the continued acceleration in the rate at which delinquent customers advanced to write-off.  The managed net credit loss ratio increased 395 basis points to 8.88% in the Citi branded portfolio and 508 basis points to 12.40% in the retail partners portfolio.  The ratio reflects higher net credit losses, exacerbated by the decline in average managed loans.

—           In EMEA, the $261 million increase in credit costs was a result of higher net credit losses, up 67% or $94 million, and a $167 million incremental net loan loss reserve build.  Higher credit costs reflected continued credit deterioration in the UK, Spain and Greece, and were partially offset by the impact of foreign exchange.  The net credit loss ratio increased 358 basis points to 7.14%.

—           In Latin America, credit costs decreased 5%, as higher net credit losses, up 17% or $61 million, were offset by a lower net loan loss reserve build and the impact of foreign exchange.  The year-over-year increase in net credit losses was driven mainly by Mexico; however, past-due accounts declined for the third consecutive quarter.  The loan loss reserve build in the current quarter was $92 million lower than in the prior-year period, mainly due to the impact of foreign exchange and lower volumes.  The net credit loss ratio increased 540 basis points to 15.65%.

—           In Asia, the 69% increase in credit costs was a result of higher net credit losses, up 31% or $42 million, and a $68 million incremental net loan loss reserve build.  Higher credit costs reflected continued deterioration, primarily in India, and were partially offset by the impact of foreign exchange.  The net credit loss ratio increased 145 basis points to 4.62%.

•                  Net Income

—           The 66% decline in net income was driven mainly by the significant increase in credit costs.

CONSUMER BANKING

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2009	2008	Change	2009	2008	Change
North America	$3,955	$4,485	(12)%	$(1,245)	$(333)	NM
Europe, Middle East and Africa	506	700	(28)	(178)	(85)	NM
Latin America	818	1,048	(22)	81	271	(70)
Asia	1,123	1,558	(28)	116	199	(42)
Total Consumer Banking	$6,402	$7,791	(18)%	$(1,226)	$52	NM

NM   Not Meaningful.

Revenues declined 18%, driven by a 42% decline in investment sales, the impact of foreign exchange, lower volumes and spread compression.  A general slowdown in global capital market activities drove the decline in investment sales.  Average loans were down 10%, mainly due to a decline in residential real estate loans in North America and the impact of foreign exchange.  Average deposits were also down 10% driven by the impact of foreign exchange.  Expenses declined 18%, reflecting benefits from re-engineering efforts and the impact of foreign exchange.  Credit costs of $5.0 billion included $3.8 billion of net credit losses and a $1.2 billion net loan loss reserve build, mainly in North America residential real estate.  The 44% increase in credit costs was due to higher net credit losses mainly in North America.

•                  North America

—           Revenues declined 12%, largely due to lower volumes and spread compression.  Average loans were down 8%, driven by a decline in residential real estate originations and loans, and deposits were up 4%.

—           Credit costs increased 51%, due to higher net credit losses, up 88% or $1.4 billion, and a $989 million net loan loss reserve build, driven by residential real estate.  The loan loss reserve build was $44 million lower than the prior-year period.  Credit costs reflected a continued weakening of leading credit indicators, including a continued rise in delinquencies in first and second mortgages, personal, and commercial loans.  Credit costs also reflected trends in the macro-economic environment, including housing market declines.  The net credit loss ratio increased 213 basis points to 4.15%.  Benefits from re-engineering efforts and expense management were more than offset by significantly higher credit costs, leading to a net loss of $1.2 billion.

•                  EMEA

—           Revenues declined 28%, as investment sales and assets under management declined 64% and 49%, respectively, mainly due to adverse market conditions.  Average loans were down 21% due to tighter underwriting criteria, exiting certain markets, and the impact of foreign exchange.  Average deposits were down 35%, reflecting a decline in balances in the UK as customers align deposits with government insurance programs and the impact of foreign exchange.

—           Credit costs nearly doubled as a result of higher net credit losses, up 57% or $91 million, and an incremental net loan loss reserve build of $100 million.  Higher credit costs reflected continued credit deterioration, particularly in Spain, Greece, and the UK.  The net credit loss ratio increased 256 basis points to 5.11%.  Higher credit costs and lower revenues more than offset lower expenses, resulting in a net loss of $178 million.

•                  Latin America

—           Revenues declined 22%, and average loans and deposits were down 7% and 19%, respectively, due to the impact of foreign exchange.

—           Credit costs increased 15%, due to a $20 million incremental net loan loss reserve build.  Net credit loses were even with the prior-year period.  The net credit loss ratio increased 32 basis points to 4.10%.  The 70% decline in net income to $81 million was mainly driven by lower revenues and the absence of a $221 million expense benefit related to a legal vehicle restructuring in Mexico, recorded in the prior-year period.  Excluding the expense benefit from the prior year period, net income declined 37%.

•                  Asia

—           Excluding Japan Consumer Finance, revenues were down 25%, mainly driven by a significant decline in investment revenues, as investment sales decreased 66% reflecting a continued decline in equity markets across Asia, as well as a slight impact from foreign exchange.  The declines in average loans and deposits of 19% and 15%, respectively, were mainly due to the impact of foreign exchange.  Credit costs increased 22% due to higher net credit losses, up 45% or $57 million.  The net loan loss reserve build of $91 million was $8 million lower than the prior-year period.  Higher credit costs were mainly driven by continued deterioration in the credit environment in India.  The net credit loss ratio increased 81 basis points to 1.79%.  Net income declined 47% to $152 million.

—           In Japan Consumer Finance, revenues declined 40%, reflecting a decline in net interest revenues as the portfolio continues to be managed down.  Average loans were down 15% and the net credit loss ratio increased 253 basis points to 16.86%..

INSTITUTIONAL CLIENTS GROUP

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2009	2008	Change	2009	2008	Change
North America	$1,512	$(8,317)	NM	$(269)	$(6,034)	96%
Europe, Middle East and Africa	3,810	(680)	NM	1,728	(1,364)	NM
Latin America	794	680	17	294	250	18
Asia	1,069	1,012	6	237	59	NM
Securities and Banking	$7,185	$(7,305)	NM	$1,990	$(7,089)	NM

North America	$583	$493	18%	$134	$79	70%
Europe, Middle East and Africa	787	813	(3)	291	222	31
Latin America	335	332	1	148	132	12
Asia	617	709	(13)	270	299	(10)
Transaction Services	$2,322	$2,347	(1)%	$843	$732	15%
Institutional Clients Group	$9,507	$(4,958)	NM	$2,833	$(6,357)	NM

NM   Not Meaningful.

	First Quarter Revenues		%
(In Millions of Dollars)	2009	2008	Change
Advisory and Other Fees	$230	$307	(25)%
Equity Underwriting	194	229	(15)
Debt Underwriting	847	(2,082)	NM
Revenue allocated to GWM	(52)	(121)	57
Investment Banking	1,219	(1,667)	NM
Lending	(364)	584	NM
Equity Markets	1,903	979	94
Fixed Income Markets	4,688	(7,023)	NM
Other Securities and Banking	(261)	(178)	(47)
Securities and Banking	$7,185	(7,305)	NM

Treasury and Trade Solutions	$1,726	$1,519	14%
Securities Services	596	828	(28)
Transaction Services	$2,322	$2,347	(1)%
Institutional Clients Group	$9,507	$(4,958)	NM

NM   Not Meaningful.

•                  Securities and Banking

—           Securities and Banking revenues were $7.2 billion, driven by positive trading results and lower net write-downs and losses of $2.2 billion (See Schedule B).

—           Fixed income markets revenues of $4.7 billion reflected strong trading performance, as high volatility and wider spreads in many products created favorable trading opportunities.  Interest rates and currencies and credit products had strong revenue growth.  Revenues also included (all reflected in Schedule B):

•                  A net $2.5 billion positive CVA on derivative positions, excluding monolines, mainly due to the widening of Citi’s CDS spreads

•                  A net $30 million positive CVA of Citi’s liabilities at fair value option

•                  A $541 million benefit related to the revenue accretion of non-credit marks on assets that were moved from fair value accounting to accrual accounting in the fourth quarter 2008.

Revenues were partially offset by the following (all reflected in Schedule B):

•                  Net write-downs of $2.3 billion on sub-prime related direct exposures.  See details in Schedule C.

•                  Private equity and equity investments losses of $1.2 billion.

•                  Downward credit value adjustments of $1.1 billion related to exposure to monoline insurers.

•                  Net write-downs and impairments of $490 million on Alt-A mortgages.

•                  Write-downs of $186 million on commercial real estate positions.

—           Equity markets revenues increased 94% to $1.9 billion, primarily driven by a net $233 million positive CVA on derivative positions, excluding monolines, as well as a net $150 million positive CVA of Citi’s liabilities at fair value option (both reflected in Schedule B).  Revenues also reflected strength in derivatives, convertibles and equity trading.

—           Lending revenues declined $948 million to negative $364 million, primarily driven by losses on credit default swap hedges.  Negative revenues also included $247 million of net write-downs and impairments on highly leveraged finance commitments (reflected in Schedule B).

—           Net investment banking revenues were $1.2 billion versus negative $1.7 billion in the prior-year period.

•                  Advisory revenues were $230 million, down 25%, as a result of lower volumes and continued difficult market conditions.

•                  Equity underwriting revenues were $194 million, down 15%, reflecting continued low volumes.

•                  Debt underwriting revenues of $847 million were up significantly, primarily due to the absence of write-downs on highly leveraged finance commitments.

—           Expenses decreased 39% and included a $250 million litigation reserve release.  The prior-year period included a $202 million write-down of the Old Lane intangible asset and $305 million of repositioning charges.  Excluding these items from both periods, expenses declined 25%, driven by lower compensation due to headcount reductions and benefits from re-engineering and expense management.

—           Credit costs increased significantly to $1.8 billion.  Net credit losses were up $1.4 billion mainly due to LyondellBassell.  The $306 million net loan loss reserve build was driven by a $1.2 billion build for specific counterparties and a $506 million build to reflect a general weakening in the corporate credit environment, largely offset by a $1.4 billion release for specific counterparties, mainly LyondellBassell.

•                  Transaction Services

—           Transaction Services revenues declined 1% to $2.3 billion.  Average deposits and other customer liability balances declined 2%.  Growth in both revenues and deposits, driven by North America and EMEA, was more than offset by the impact of foreign exchange.  Assets under custody declined 20%, largely due to declining equity markets.

•                  Treasury and Trade Solutions (“TTS”) revenues were up 14%, driven by growth in liabilities and spreads, as well as fee revenues from new business wins.  Securities Services revenues decreased 28%, driven by lower fees from declining assets under custody valuations and from the impact of market disruption on volumes and balances.

•                  North America revenue growth of 18% was primarily due to higher interest revenues from liability balances.  In EMEA, revenues declined 3% as growth in revenues and customer liability balances was more than offset by the impact of foreign exchange.  Latin America revenues increased 1%, driven by higher spreads in TTS, offset by lower volumes in Securities Services and the impact of foreign exchange.  In Asia, revenues were down 13%, mainly due to the impact of foreign exchange and lower volumes and assets under custody in Securities Services, due to difficult market conditions and lower valuations.

—           Expenses declined 15%, driven by headcount reductions and re-engineering benefits, as well as the impact of foreign exchange.

—           Net income increased 15% to a record $843 million with double-digit growth in North America, EMEA, and Latin America.  Strong results in TTS and benefits from re-engineering and expense management drove the increase in net income.

GLOBAL WEALTH MANAGEMENT

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2009	2008	Change	2009	2008	Change
North America	$1,981	$2,376	(17)%	$244	$165	48%
Europe, Middle East and Africa	126	170	(26)	26	26	—
Latin America	60	100	(40)	(9)	26	NM
Asia	452	633	(29)	—	77	NM
Global Wealth Management	$2,619	$3,279	(20)%	$261	$294	(11)%

NM  Not Meaningful.

—           Global Wealth Management revenues declined 20%, reflecting the adverse impact of market conditions on capital markets and investment revenues across all regions.  The revenue decline was partially offset by higher banking revenues, driven by the bank deposit program.  Average loans and deposits declined 17% and 11%, respectively, and client assets under fee-based management declined 39%.  The decline in client assets under fee-based management was mainly due to lower asset valuations.  Net client asset outflows of $40 billion were a result of financial advisor attrition and client diversification.  Attrition was weighted towards the lower end of the performance scale, consistent with previously announced compensation plans.

•                  In North America, revenues declined 17% as lower investments and capital markets revenues due to difficult market conditions were partially offset by an increase in banking revenues.  Average deposits were down 1%.

•                  In EMEA, revenues declined 26%, mainly due to lower management fees and the impact of market conditions.

•                  In Latin America, revenues declined 40%, also reflecting the impact of market conditions.

•                  In Asia, revenues declined 29% as market conditions continued to be challenging, leading to a significant decline in investments and capital markets revenues.

—           Expenses declined 25% reflecting lower compensation costs and the absence of a $250 million reserve for the liquidation of the Falcon Funds recorded in the prior-year period.  Credit costs increased $91 million, driven by an $83 million incremental net loan loss reserve build, mainly in North America for residential mortgages and margin loans.  Net income declined 11% to $261 million.

CORPORATE/OTHER

Corporate/Other revenues of $496 million were mainly driven by hedging activities.  The net loss of $675 million was primarily driven by higher taxes held at Corporate, as well as higher expenses mainly due to the amortization of the cost of the loss-sharing agreement with the U.S. government.

A reconciliation of non-GAAP financial information contained in this press release is on page 14.

Ned Kelly, Chief Financial Officer, will host a conference call today at 8:30 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.  Dial-in numbers for the conference call are as follows:
(877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The passcode for all numbers is 93310396.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Michael Hanretta	(212) 559-9466		Scott Freidenrich	(212) 559-2718
	Stephen Cohen	(212) 793-0181	Fixed Income Investors:	Craig Leslie	(212) 559-5091

Schedule A

REGIONAL RESULTS

	First Quarter Revenues			First Quarter Net Income
(In Millions of Dollars)	2009	2008	% Change	2009	2008	% Change
Global Cards	$2,775	$3,343	(17)%	$(209)	$537	NM
Consumer Banking	3,955	4,485	(12)	(1,245)	(333)	NM
Institutional Clients Group	2,095	(7,824)	NM	(135)	(5,955)	98
Global Wealth Management	1,981	2,376	(17)	244	165	48
North America	$10,806	$2,380	NM	$(1,345)	$(5,586)	76%

Global Cards	$492	$585	(16)%	$(65)	$42	NM
Consumer Banking	506	700	(28)	(178)	(85)	NM
Institutional Clients Group	4,597	133	NM	2,019	(1,142)	NM
Global Wealth Management	126	170	(26)	26	26	—
Europe, Middle East and Africa (EMEA)	$5,721	$1,588	NM	$1,802	$(1,159)	NM

Global Cards	$1,950	$1,776	10%	$669	$516	30%
Consumer Banking	818	1,048	(22)	81	271	(70)
Institutional Clients Group	1,129	1,012	12	442	382	16
Global Wealth Management	60	100	(40)	(9)	26	NM
Latin America	$3,957	$3,936	1%	$1,183	$1,195	(1)%

Global Cards	$548	$675	(19)%	$22	$131	(83)%
Consumer Banking	1,123	1,558	(28)	116	199	(42)
Institutional Clients Group	1,686	1,721	(2)	507	358	42
Global Wealth Management	452	633	(29)	—	77	NM
Asia	$3,809	$4,587	(17)%	$645	$765	(16)%

Corporate/Other	496	(50)	NM	(675)	(462)	(46)

Total Citi from Continuing Operations	$24,789	$12,441	99%	$1,610	$(5,247)	NM
Discontinued Operations				(33)	115
Minority Interest				(16)	(21)
Total Citi				$1,593	$(5,111)	NM

NM  Not Meaningful.

Schedule B

SUMMARY OF REVENUE MARKS IN SECURITIES AND BANKING

In Millions of Dollars	1Q’08	4Q’08	1Q’09
Net write-downs on sub-prime related direct exposures	$(5,912)	$(4,582)	$(2,296)
Private Equity and equity investments*	(353)	(2,480)	(1,240)
Downward credit value adjustment related to exposure to monoline insurers	(1,491)	(897)	(1,090)
Net write-downs and impairments on Alt-A mortgages	(1,015)	(1,319)	(490)
Net write-downs and impairments on highly leveraged finance commitments	(3,078)	(594)	(247)
Write-downs on commercial real estate positions	(573)	(991)	(186)
Write-downs on ARS proprietary positions	(1,457)	(307)	(23)
Write-downs on SIV assets	(212)	(1,064)	(47)
CVA on Citi Liabilities at Fair Value Option	1,279	1,981	180
CVA on derivative positions, excluding monoline insurers*	(277)	(5,308)	2,738
Total Revenue Marks	$(13,089)	$(15,561)	$(2,701)
Non-Credit Accretion*	—	190	541
Net Revenue Marks	$(13,089)	$(15,371)	$(2,160)

* These items were not reflected in the summary of revenue marks for prior quarters.

Schedule C

Schedule of Sub-Prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking,

comprised of CDO super senior exposures and Lending and Structuring exposures.

In Billions of Dollars	December 31, 2008 Exposures	First Quarter 2009 Write-downs (1)		First Quarter 2009 Sales/Transfers/ Restructurings Liquidations/ Repayments		March 31, 2009 Exposures
Direct ABS CDO Super Senior Exposures:
Gross ABS CDO Super Senior Exposures	$18.9					$15.2
Hedged Exposures	6.9					6.6
Net ABS CDO Super Senior Exposures:
ABCP (2)	$9.9	$(2.0)		$(0.4)		$7.6
High grade	0.8	(0.1)		(0.0)		0.6
Mezzanine	1.3	(0.2	)(3)	(0.8)		0.3
ABS CDO-squared	0.0	(0.0)		(0.0)		0.0
Total Net ABS CDO Super Senior Exposures	$12.0	$(2.3)		$(1.2	)(4)	$8.5
Lending & Structuring Exposures:
CDO warehousing/unsold tranches of ABS CDOs	$0.1	$(0.0)		$(0.0)		$0.0
Sub-prime loans purchased for sale or securitization	1.3	(0.1)		(0.1)		1.1
Financing transactions secured by sub-prime	0.7	0.0	(3)	(0.1)		0.5
Total Lending and Structuring Exposures	$2.0	$(0.1)		$(0.3)		$1.7
Total Exposures (5)	$14.1	$(2.4)		$(1.4)		$10.2
Credit adjustment on hedge counterparty exposure (6)		$(1.1)
Total Net Write-Downs		$(3.5)

(1)	Includes net profits associated with liquidations.
(2)	Consists of older vintage, high grade ABS CDOs.
(3)	Includes $147 million recorded in credit costs.
(4)

A portion of the underlying securities were purchased in liquidations of CDOs and are being managed and sold in the trading book. As of March 31, 2009, $175 million relating to deals liquidated were held in the trading book.

(5)	Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.
(6)	FAS 157 adjustment related to counterparty credit risk.
Note: Totals may not sum due to roundings.

The ABCP and CDO-squared component of Citi’s CDO Super Senior sub-prime direct exposures are subject to valuation based on an intrinsic cash flow methodology and not based on observable transactions, other than losses associated with liquidations.  Inputs used for the purposes of estimation are modified to reflect current market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and mortgage performance data, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures.

The High Grade and Mezzanine component of the Super Senior sub-prime direct exposures are valued based on transactions in the underlying collateral.  The High Grade and Mezzanine positions are now largely hedged by short positions that are valued based on observable transactions, and there were a number of liquidations of mezzanine positions during the third quarter of 2008.

Estimates of the fair value of the ABCP and CDO-squared Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, to the extent that observable transactions in respect of some or all of these ABCP and CDO-squared exposures are occurring or occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair valued based on observable transactions and other market data.  The majority of such exposures are classified as Level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with changes in market conditions.

Schedule D

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS
See Schedule C for sub-prime related direct exposures in Securities and Banking

1Q’09 (In Millions of Dollars)	Pre-tax Impact		After-tax Impact	Income Statement Line	Segment/Region
Gain on Redecard shares	$1,116	(1)	$704	Revenue / Expense	Global Cards / Latin America
Litigation reserve release	250		154	Expenses	Securities and Banking / North America
Tax benefit related to an IRS audit	n/a		$110	Taxes	Consumer Banking, ICG, GWM / All Regions

(1) Includes $1,119 million of revenues and $3 million of expenses.

1Q’08 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Gain on Redecard shares	$661 (1)	$426	Revenue / Expense	Global Cards / Latin America
Gain on Visa shares	468	299	Revenue	Global Cards, Consumer Banking, Transaction Services / All regions
Expense benefit related to legal vehicle restructuring in Mexico	282	181	Expenses	All Segments / Latin America
Partial release of Visa-related litigation reserve	166	107	Expenses	Global Cards, Transaction Services / North America
Write-down of the multi-strategy hedge fund intangible asset related to Old Lane	(202)	(129)	Expenses	Securities and Banking / North America
Write-down of equity investment held in Japan	(212)	(138)	Revenue	Securities and Banking / Asia(2)
Reserve related to facilitating the liquidation of investments in a Citi-managed fund for GWM clients	(250)	(163)	Expenses	Global Wealth Management / North America
Repositioning Charges	(620)	(394)	Expenses	All Citi

(1)          Includes $663 million of revenues and $2 million of expenses.

(2)          Was reclassified from Corporate/Other to Securities and Banking.

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)

Citi expenses excluding repositioning charges, benefit related to a legal vehicle restructuring in Mexico, a partial release of Visa-related litigation reserve, a write-down of the Old Lane intangible asset, a reserve for the liquidation of Falcon Funds, expense related to the sale of Redecard shares, and the litigation reserve release.

2)	Global Cards revenues on a managed basis.
3)	Latin America Cards revenues excluding the gain on sale of Redecard shares.
4)	Latin America Consumer Banking net income excluding the expense benefit related to a legal vehicle restructuring in Mexico.
5)	Asia Consumer Banking revenues excluding Japan Consumer Finance.
6)	Asia Consumer Banking credit costs excluding Japan Consumer Finance.
7)	Asia Consumer Banking net credit losses excluding Japan Consumer Finance.
8)	Asia Consumer Banking net credit loss ratio excluding Japan Consumer Finance.
9)	Asia Consumer Banking net income excluding Japan Consumer Finance.
10)	Securities and Banking expenses excluding repositioning charges, a write-down of the Old Lane intangible asset and the litigation reserve release.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	1Q	1Q	1Q’09 vs. 1Q’08
($ in millions)	2009	2008	% Change

GAAP Citi Expenses	$12,087	$15,775	(23)%
Excluding repositioning charges	—	(620)
Excluding benefit related to legal vehicle restructuring in Mexico	—	282
Excluding partial release of Visa-related litigation reserve	—	166
Excluding write-down of the Old Lane intangible asset	—	(202)
Excluding reserve for the liquidation of Falcon Funds	—	(250)
Excluding expense related to sale of Redecard shares	(3)	(2)
Excluding litigation reserve release	250	—
Non-GAAP Citi Expenses	$12,334	$15,149	(19)%

GAAP Global Cards Revenues	$5,765	$6,379	(10)%
Excluding the impact of securitizations	2,452	1,610
Non-GAAP Global Cards Revenues	$8,217	$7,989	3%

GAAP Latin America Cards Revenues	$1,950	$1,776	10%
Excluding the gain on sale of Redecard shares	(1,119)	(663)
Non-GAAP Latin America Cards Revenues	$831	$1,113	(25)%

GAAP Latin America Consumer Banking Net Income	$81	$271	(70)%
Expense benefit related to legal vehicle restructuring in Mexico	—	(142)
Non-GAAP Latin America Consumer Banking Net Income	$81	$129	(37)%

GAAP Asia Consumer Banking Revenues	$1,123	$1,558	(28)%
Excluding Japan Consumer Finance revenues	(165)	(277)
Non-GAAP Asia Consumer Banking Revenues	$958	$1,281	(25)%

GAAP Asia Consumer Banking Credit Costs	$540	$543	(1)%
Excluding Japan Consumer Finance credit costs	(264)	(317)
Non-GAAP Asia Consumer Banking Credit Costs	$276	$226	22%

GAAP Asia Consumer Banking Net Credit Losses	$500	$444	13%
Excluding Japan Consumer Finance net credit losses	(316)	(317)
Non-GAAP Asia Consumer Banking Net Credit Losses	$184	$127	45%

GAAP Asia Consumer Banking Net Income	$116	$199	(42)%
Excluding Japan Consumer Finance net loss	36	86
Non-GAAP Asia Consumer Banking Net Income	$152	$285	(47)%

GAAP Securities and Banking Expenses	$2,860	$4,671	(39)%
Excluding write-down of the Old Lane intangible asset	—	(202)
Excluding repositioning charges	—	(305)
Excluding litigation reserve release	250	—
Non-GAAP Securities and Banking Expenses	$3,110	$4,164	(25)%